UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 22, 2007

(Date of Report)

August 16, 2007

(Date of earliest event reported)

INTERNATIONAL PAPER COMPANY

(Exact name of registrant as specified in its charter)

NEW YORK	1-3157	13-0872805
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6400 Poplar Avenue

Memphis, Tennessee 38197

(Address and zip code of principal executive offices)

(901) 419-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement.

On August 16, 2007, International Paper Company entered into a Share Purchase Agreement (the “Agreement”) with Ilim Holding S.A. for the purpose of forming a joint venture to operate as the Ilim Group. International Paper Investments (Luxembourg) S.àr.l. (“LuxCo”), a party to the Agreement, will purchase the shares of Ilim Holding S.A. The current shareholders of Ilim Holding S.A., Pulp Holding Luxembourg S.àr.l. and Ilim Holding Luxembourg S.àr.l., are also parties to the Agreement, as well as Mr. Zakhar Smushkin, Mr. Mikhail Zingarevich, Mr. Leonid Eruhimovich and Mr. Boris Zingarevich, who each are guarantors under the Agreement.

Ilim Group currently operates the largest pulp and paper mills located in the European and Siberian regions of Russia. On July 1, 2007, the ownership of the mills (formerly, Ilim Pulp’s Kotlas Pulp and Paper Mill, Bratsk Wood Industrial Complex and Ust-Ilimsk Wood Industrial Complex) was consolidated under the Russian open joint-stock company Ilim Group, a subsidiary of Ilim Holding S.A. These mills produce annually more than 2.5 million tons of market pulp, uncoated papers and packaging. Following the closing of the transaction, expected in the fourth quarter of 2007, the joint venture will operate this business.

Pursuant to the terms of the Agreement, International Paper Company, through its wholly-owned subsidiary LuxCo, will purchase a 50% interest in the joint venture by purchasing shares in Ilim Holding S.A. for approximately $650 million, subject to certain conditions at closing.

A key element of the proposed joint venture strategy is a long-term investment program in which the joint venture would invest, through cash from operations and additional debt, approximately $1.5 billion in Ilim’s four mills over approximately five years. This investment in the Russian pulp and paper industry would be used to upgrade equipment, increase production capacity and allow for new high-value uncoated paper, pulp and corrugated packaging product development.

The joint venture will be headquartered in St. Petersburg, Russia, and its board of directors will contain eight members, four members each from International Paper and Ilim Group. Mr. Zakhar Smushkin, one of Ilim Group’s representatives on the board, will be chairman of the board. In addition, International Paper’s senior vice president Paul Herbert will become the joint venture’s chief executive officer.

The pulp and paper mill that International Paper currently owns and operates in Svetogorsk, in Russia’s Leningrad region, will not be owned by the joint venture. Similarly, Ilim Pulp’s wood-products enterprises will not be integrated into the joint venture.

A copy of the press release announcing this transaction is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.         Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1        Press release of International Paper Company dated August 17, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL PAPER COMPANY
(Registrant)

By:	/s/ Maura Abeln Smith
	Name:	Maura Abeln Smith
	Title:	Senior Vice President, General Counsel and Corporate Secretary

Date: August 22, 2007

EXHIBIT INDEX

Exhibit 99.1         Press Release of International Paper Company dated August 17, 2007.